Exhibit 23.5

Jeremy Haile
c/o Knight Piésold Consulting Ltd.
Suite 1400 - 750 West Pender Street
Vamcouver, British Columbia
V6C 2T8

January 22, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Kimber Resources Inc. (the "Company") filing of a Registration Statement on Form F-3 dated January 22, 2013 (the "Registration Statement")

I refer to the report entitled "Updated Mineral Resource Estimate for the Carmen Deposit, Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated December 7, 2012 with an effective date of October 23, 2012 and the report entitled "Updated Preliminary Assessment of the Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated July 22, 2011 (together, the "Reports") referenced in the Registration Statement.

I hereby consent to the use of my name and the Reports, and summaries thereof, in the Registration Statement.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

Yours truly,

/s/ Jeremy Haile
Jeremy Haile, P. Eng.